Exhibit 14.1

China Green Material Technologies, Inc.

Code of Business Conduct & Ethics for
Members of the Board of Directors and Executive Officers

Responsibilities of Directors and Executive Officers

The Board of Directors (the “Board”) of China Green Material Technologies, Inc. (hereinafter, together with its subsidiaries, the “Company”) has adopted this Code of Business Conduct & Ethics (this “Code”) for the members of the Board of Directors and the Executive Officers.  For this purpose, “Executive Officers” includes the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, and any other individual considered to be an “executive officer,” as defined under the regulations of the Securities and Exchange Commission (the “SEC”), of the Company.

Each Director and Executive Officer of the Company (hereinafter, “Associates”) shall be required to comply with this Code.

If any Associate believes that an act prohibited under this Code has occurred, then he or she shall promptly report such prohibited act to the Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer. While this is the preferred reporting procedure, any Associate should feel free instead to report any such alleged prohibited act to the Chairman of the Audit Committee or the Chairman of the Nominating & Corporate Governance Committee, if any.

The Board (or, at the discretion of the independent members of the Board, the Nominating & Corporate Governance Committee, if any) will review and investigate any such reported alleged prohibited act, without the participation of any Director who may be the subject of such report. If the Board determines that any such act represents a violation under this Code, then appropriate remedial or disciplinary action will be taken. The Company will disclose any such violation and the remedial or disciplinary action taken, to the extent required by the United States federal securities or other applicable laws. If the Board determines that any such act represents a violation under this Code, but does not believe that any remedial or disciplinary action is necessary or desirable (or if the Board agrees to waive compliance with a provision of the Code on behalf of any Associate), then the Company shall promptly disclose the violation or waiver and the Board’s rationale for its decision, in each case to the extent required by the United States federal securities or other applicable laws. Furthermore, the Company shall also disclose if the Board fails to investigate or take action within a reasonable period of time after learning of any such alleged prohibited act under this Code, to the extent required by the United States federal securities or other applicable laws.

All Associates are expected to provide full assistance and disclosure to the Board, the Company and its internal and external auditors in connection with any review of compliance with this Code.

1. Honest and Ethical Conduct.  The business of the Company is to be conducted honestly and according to the highest standards of integrity and ethics, with due regard for applicable laws.  Each Associate is expected to exercise sound judgment in all matters involving business ethics and integrity and to use their best efforts to refrain from any conduct that could be questionable on legal or ethical grounds.

2. Conflicts of Interest.  In furtherance of the aspirations set forth in paragraph 1 above, every Associate has a duty to avoid personal, business, financial or other direct or indirect interests or relationships that conflict with the interests of the Company or that divide his or her loyalty to the Company. A conflict or the appearance of a conflict of interest may arise in many ways. For example, a conflict of interest would exist when an Associate is in a position to influence a decision that may result, directly or indirectly, in a personal gain for that Associate or for a relative, friend or other associate of that Associate as a result of any business dealings of the Company.  For the purposes of this policy, a “relative” is any spouse, parents and grand parents, children and grand children, brothers and sisters, mother-in-law and father-in-law, brothers-in-law and sisters-in-law, daughters-in-law and sons-in-law, nieces and nephews; adopted and step members are also included in the term “relative.”  Each Associate must deal at arm’s length with the Company and should disclose to the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer any conflict or any appearance of a conflict of interest on his or her part. Any activity that even appears to present such a conflict must be avoided or terminated unless, after such disclosure, it is determined by the Board (or the Nominating & Corporate Governance Committee, as applicable) that the activity is not harmful to the Company and not otherwise improper. The end result of the process of disclosure, discussion and consultation may be approval of certain relationships or transactions on the ground that, despite appearances, they are not harmful to the Company and not otherwise improper. Nonetheless, all conflicts and appearances of conflicts of interest are prohibited, even if they do not harm the Company and are not otherwise improper, unless they have gone through this process.

3. Disclosure.  Each of the Associates is responsible to cooperate in and (to the extent consistent with the Associate’s position and responsibilities with the Company) participate in the Company’s efforts to make full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company.  Such communications would include, without limitation, news releases, letters to stockholders, presentations by senior management, information contained on the Company’s website and other electronic communications.  This disclosure standard also extends to oral statements made in meetings and telephone conversations with members of the investment community (which includes analysts, investors, investment dealers, brokers, investment advisers and investment managers), interviews with the media as well as speeches and conference calls.

It is the responsibility of each of the Directors and Executive Officers to promptly bring to the attention of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and the Chairman of the Audit Committee (if any), any material information of which he or she may become aware that could affect the disclosures made by the Company in its public filings or otherwise assist the Board or the Audit Committee, as applicable, in fulfilling its responsibilities.

Each of the Directors and Executive Officers shall promptly bring to the attention of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and the Chairman of the Audit Committee (if any), any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data; or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

Each of the Directors and Executive Officers shall promptly bring to the attention of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and the Chairman of the Audit Committee (if any), any information he or she may have concerning any violation of this Code by any individual who has a significant role in the Company’s financial reporting, disclosure or internal controls that involves accounting matters.

4. Conduct of Business and Fair Dealing.  No Associate shall:

•	compete with the Company by providing service to a competitor as an employee, officer or director or in a similar capacity;
•	profit, or assist others in profiting, from confidential information or business opportunities that are available because of service to the Company;
•
improperly influence or attempt to influence any business transaction between the Company and another entity in which an Associate has a direct or indirect financial interest or acts as an employee, officer or director or in a similar capacity; or

•	take unfair advantage of any customer, supplier, competitor or other person through manipulation, concealment, misrepresentation of material facts or other unfair-dealing practice.

5. Gifts.  No Associate shall solicit or accept gifts, payments, loans, services or any form of compensation from suppliers, customers, competitors or others seeking to do business with the Company. Social amenities customarily associated with legitimate business relationships are permissible. These include the usual forms of entertainment such as lunches or dinners as well as occasional gifts of modest value. While it is difficult to define “customary,” “modest” or “usual” by stating a specific dollar amount, common sense should dictate what would be considered extravagant or excessive. If a disinterested third party would be likely to infer that a gift or other payment affected the judgment of an Associate, then it is inappropriate and prohibited by this Code of Ethics. All business dealings must be on arm’s-length terms and free of any favorable treatment resulting from the personal interest of the Company’s Directors and Executive Officers.

6. Compliance with Laws, Rules and Regulations.  Consistent with the Company’s business philosophy, it is the policy of the Company to comply with the laws of each country in which it does business. Each Associate shall comply with all applicable governmental laws, rules and regulations, and shall use all reasonable efforts to oversee compliance by employees and other Associates, with all applicable laws, rules and regulations.

7. Use of Non-Public Information and Disclosure.  An Associate who knows important information about the Company that has not been disclosed to the public must keep such information confidential. It is a violation of United States law to purchase or sell the Company’s common stock or other securities on the basis of such important non-public information. Directors and Executive Officers may not do so and may not provide such information to others for that or any other purpose.

Directors and Executive Officers also may not buy or sell securities of any other company using important non-public information obtained in the performance of their duties on behalf of the Company and may not provide any such information so obtained to others.

Directors and Executive Officers shall maintain the confidentiality of any non-public information learned in the performance of their duties on behalf of the Company, except when disclosure is authorized or legally mandated.

8. Use of Company Funds, Assets and Information.  Each Associate shall protect the Company’s funds, assets and information and shall not use the Company’s funds, assets or information to pursue personal opportunities or gain.  The Company shall have an exclusive ownership interest in all research and development, technologies, proprietary information and other intellectual property developed in connection with the operations of the Company.

No Company funds, assets or information shall be used for any unlawful purpose.

No undisclosed or unrecorded fund or asset shall be established for any purpose.

No false or artificial entries shall be made in the books and records of the Company for any reason, and no Associate shall engage in any arrangement that results in such prohibited act.

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Certificate of Compliance with the China Green Material Technologies, Inc. Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers

Each year, each Executive Officer and Director of the Company must sign the following certificate of compliance with the Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers.

I HEREBY CERTIFY:

1. I have read and I understand the above-captioned Code of Business Conduct & Ethics (the “Code”).

2. Except as described below, all of the Directors and Executive Officers of China Green Material Technologies, Inc. and its subsidiaries, to the best of my knowledge and good-faith belief, have complied with the Code at all times during the previous fiscal year.

Date:	By:
Name:
Title: